UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest reported) November 20, 2013

AMERICAN MINING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-52403	20-3373669
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

970 Caughlin Crossing, Suite 100

Reno, Nevada 89519

(Address of principal executive offices and Zip Code)

(702) 465-5213

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 20, 2013, the Registrant entered into a Mutual Rescission Agreement with Thomas Mills, the Registrant’s controlling shareholder, to rescind the Convertible Promissory Note (the “Note”) issued by the Registrant on October 28, 2013, to secure the repayment of $100,000 advanced to the Registrant on June 20, 2013 (the “Advance”). The Note was due on December 31, 2018, and accrued simple interest at the rate of 20% per annum. The holder of the Note had the right at any time to convert some or all of the debt secured by the Note into shares of the common stock of the Company at the rate of one share for every $0.005 of debt.

The rescission of the Note was effective on November 20, 2013. At the time of the rescission, the Registrant had not made any payment in respect of the indebtedness secured by the Note or any interest accruing under the Note, and Mr. Mills had not exercised any conversion rights under the Note. The effect of the rescission is to render the Note null and void, and of no force or effect.

Co-extensive with the rescission of the Note, the Registrant accepted a subscription by Mr. Mills for 20,000,000 shares of the Registrant’s common stock at a price of $0.005 per share, as full consideration for the Advance (the “Shares”). The Shares were issued on November 25, 2013, as fully paid and non-assessable in a transaction that was exempt from registration under section 4(2) of the Securities Act of 1933, as amended, and Regulation S promulgated thereunder.

The Board of Directors of the Registrant approved the rescission of the Note and the issuance of the Shares after determining that they are fair to and in the best interests of the Registrant.

This document is not intended to provide any other factual information about the Registrant. Such information can be found in other public filings the Company makes with the Securities and Exchange Commission (the “SEC”), which are available without charge at www.sec.gov.

Item 1.02	Termination of a Material Definitive Agreement

The information contained in Item 1.01 of this Current Report is hereby incorporated by reference into this Item 1.02.

Item 3.02	Unregistered Sales of Equity Securities

The information contained in Item 1.01 of this Current Report is hereby incorporated by reference into this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MINING CORPORATION

/s/ Andrew Grundman
Andrew Grundman
President
Date: November 25, 2013